MillerKnoll, Inc. Reports First Quarter Fiscal 2023 Results
•Strong sales growth of 37% over the prior year, up 12% organically
•Ended the quarter with a robust backlog of $868.6 million
•Continued progress with the integration of Knoll
◦$80 million of run-rate cost synergies captured to date
◦On track to deliver $120 million of run-rate cost synergies within three years of the Knoll acquisition

Webcast to be held Wednesday, September 28, 2022, at 5:30 PM ET

Release	Immediate
Date	September 28, 2022
Contact	Ken Diptee (616) 654-0893 or ken_diptee@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.millerknoll.com

First Quarter Fiscal 2023 Financial Results

	(Unaudited)
	Three Months Ended
(Dollars in millions, except per share data)(1)(2)	September 3, 2022	August 28, 2021	% Chg.
	(14 weeks)	(13 weeks)
Net Sales	$1,078.8	$789.7	36.6%
Gross Margin %	34.5%	35.2%	N/A
Adjusted Gross Margin %*	34.5%	36.0%	N/A
Operating Expenses	$321.3	$330.3	(2.7)%
Adjusted Operating Expenses*	$309.7	$235.2	31.7%
Operating Earnings (Loss) %	4.7%	(6.7)%	N/A
Adjusted Operating Earnings %*	5.8%	6.2%	N/A
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$25.8	$(61.4)	N/A
Earnings (Loss) Per Share – Diluted	$0.34	$(0.92)	N/A
Adjusted Earnings Per Share – Diluted*	$0.44	$0.50	(12.0)%
Orders	$1,013.1	$916.5	10.5%
Backlog	$868.6	$835.9	3.9%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
[1] Effective May 30, 2021, we elected to change our method of accounting for the cost of certain inventories within our Americas Segment from the last-in, first-out method (“LIFO”) to first-in, first-out method (“FIFO”), which were our only operations that were using the LIFO cost method. All prior periods presented have been retrospectively adjusted to apply the effects of the change.

[2] The first quarter of fiscal 2023 included 14 weeks of operations as compared to a standard 13-week period. The additional week is required periodically in order to more closely align MillerKnoll’s fiscal year with the calendar months.

To our shareholders:
Following a strong first year as MillerKnoll, we entered fiscal year 2023 well positioned to leverage our unique combination of business channels. During the first quarter, we launched our MillerKnoll sales organization and dealer network in North America, introduced more than a dozen new products at the company’s first Design Days and continued to capture synergies through our integration work. We have built a solid foundation to meet the needs of our global customers and compete in a challenging environment.

One of MillerKnoll’s competitive advantages is our broad collective of complementary design brands that are brought to market through a combination of contract and retail channels. We stand to benefit from our unique and diverse business model that has shown resiliency throughout a variety of headwinds.

We are seeing some degree of uncertainty today in the end markets that we serve. As the first quarter progressed, we began to experience economic softening in various regions in which we operate. Our first quarter financial results reflect how strong performance in different segments of our business helps to mitigate softness in others, and how our global reach and operations continue to provide opportunities for growth and some insulation from regional downturns.

MillerKnoll Consolidated Results
Effective May 29, 2022, we changed our reporting segments in accordance with changes in our organizational structure. The reportable segments now consist of three segments: Americas Contract ("Americas"), International Contract & Specialty ("International & Specialty"), and Global Retail ("Retail").

The first quarter of fiscal year 2023 included 14 weeks of operations as compared to the first quarter of fiscal year 2022, which was a standard 13-week period. The additional week is required periodically to more closely align the company's fiscal year with the calendar months. This is a factor that should be considered when comparing the company's first quarter financial results to the prior year period.

First quarter consolidated net sales were $1.08 billion, reflecting an increase of 36.6% on a reported basis and 12.3% organically compared to the prior year. Orders in the quarter of $1.01 billion were 10.5% higher on a reported basis and decreased 11.0% organically year-over-year.

Gross margin in the first quarter of 34.5% was 70 basis points lower than the same quarter last year on a reported basis and down 150 basis points on an adjusted basis. The variance was primarily due to higher commodity costs and other inflationary pressures, partially offset by the benefit from recently implemented price increases.

Consolidated operating expenses for the quarter were $321.3 million, compared to $330.3 million in the prior year. Consolidated adjusted operating expenses of $309.7 million, were up $74.5 million from last year, primarily due to the acquisition of Knoll and an extra operating week in the first quarter of fiscal 2023 compared to the year-ago quarter. These factors were partially offset by the progress in cost-saving initiatives.

Operating margin for the quarter was 4.7% compared to an operating loss of 6.7% for the year-ago quarter. On an adjusted basis, which excludes acquisition and integration-related charges, consolidated operating margin was 5.8% compared to 6.2% in the prior year.

We reported diluted earnings per share of $0.34 for the quarter, compared to a diluted loss per share of $0.92 for the same period last year. Adjusted diluted earnings per share was $0.44 for the first quarter, compared to $0.50 for the same period last year.

At the end of the first quarter, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $402.4 million.

Outlook

We expect sales in the second quarter of fiscal year 2023 to range between $1,027 million and $1,067 million. The mid-point of this range implies a revenue increase of 2.0% compared to the same quarter last fiscal year on a reported basis and 5% on an organic basis. We anticipate earnings per share to be between $0.39 and $0.45 for the quarter.

Given the current macroeconomic backdrop, we are proactively taking additional steps to improve our near-term profit and cash flow outlook. These include offering a voluntary retirement window, further optimizing our organizational structure, reductions in program spending, and rationalizing capital expenditures. As a result of these planned actions, we expect to realize annualized expense reductions of approximately $30 million to $35 million. These savings should begin gaining traction during the third quarter and be more fully realized in the fourth quarter.

Solving Customer Needs Across the Globe Through Strong Brands and Complementary Channels

For the first quarter, the Americas Contract segment posted net sales totaling $537.4 million, up 40.9% compared to the year-ago quarter on a reported basis and up 14.7% organically. New orders in the quarter totaled $511.3 million, an increase of 3.2% from the same quarter last year on a reported basis and down 17.2% organically. The decline in orders year-over-year reflects the impact of pandemic-driven pent-up demand during the first quarter of fiscal 2022, which created a more challenging comparison. This was compounded by events in the first quarter of fiscal 2023, including customers piloting smaller orders, delays in projects due to understaffed dealer design groups, and customers’ concerns about the potential for a global recession.

We have taken proactive steps to mitigate the factors affecting our results. Our recent price increases helped improve the gross margin performance of the segment, and we anticipate taking additional action in the near-term to further offset the impact of general inflationary pressures. We expect to gain traction as the price increases taken earlier this year are realized and a planned price increase in October begins to impact results.

The International Contract and Specialty segment delivered double-digit sales growth this quarter compared to the year-ago quarter. Net sales in the first quarter totaled $272.5 million, an increase of 63.1% from the year-ago period on a reported basis and up 30.0% organically. New orders in this segment totaled $252.4 million, representing a year-over-year increase of 30.8% on a reported basis and up 0.8% organically. From a market demand perspective, we saw strong order growth in India, South Korea and the Middle East, partially offset by softer demand in China and Central and Eastern Europe.

An important advantage of our business is that we have a global presence and the ability to take brands into new markets. Following the successful launch of our MillerKnoll dealer network in the United States, we are applying learnings and building the international MillerKnoll contract dealer network. Our international dealer cross-sell pilot now includes 41 dealers from 17 countries on three continents. We plan to expand our pilot to India, the Middle East, and Africa later this year.

Net sales in the first quarter for our Global Retail segment totaled $268.9 million, an improvement of 11.4% over the same quarter last year on a reported basis and down 3.7% organically. New orders in the quarter totaled $249.4 million, up 9.3% compared to the same period last year on a reported basis and down 7.7% organically. While the Global Retail segment continues to generate significantly higher profitability than prior to the pandemic, we are seeing softness in demand compared to last year as consumers shift their spending toward experiences. To manage the business through this environment and mitigate pressures, we are making investments in areas where we see the potential for value creation, including systems, tools, and capabilities, while carefully managing our overall cost structure. In addition, we are implementing targeted price increases and diligently monitoring their impact.

Our goal is to pace our capital spending appropriately to mitigate the impact of shifting consumer spending patterns without losing the momentum and market share we have gained. With this in mind, we are prudently spending on stores more gradually and closing underperforming stores. During the quarter, we opened six stores in New York, Los Angeles, Denver, and West Palm Beach in the United States, and Copenhagen, Denmark, and Nagoya, Japan.

We are also expanding our reach outside of our brick-and-mortar locations by prioritizing eCommerce to further build our business. On August 10, 2022, we launched our online Design Within Reach Trade Program, making it easier for interior designers and other trade members to access their discount and place orders. The majority of new members are new-to-file trade accounts. We are encouraged by the number of new members that have joined this program since its launch and believe it will yield incremental business.

Continued Progress Integrating the Knoll Acquisition

We have made great strides on the integration and continued progress toward our goal of delivering $120 million in cost synergies by the end of the third year following the close of the acquisition, having captured $80 million in run rate cost synergies at the end of the first quarter. We achieved significant savings through in-depth analysis of our cost structure and focusing on opportunities in areas such as procurement, logistics, technology, and manufacturing.

Driving Growth Through Product Innovation, Inclusive Design and Sustainability

During the first quarter, we launched a dozen new products across the collective of brands at the first MillerKnoll Design Days, including our Newson and Zeph task chairs at Knoll and Herman Miller, respectively, an innovative standing desk at Geiger, and ancillary lounge and outdoor furniture at Muuto.

In September, the company had several additional launches. Knoll introduced Inlet, a moveable screen that supports flexible workspaces with privacy and workspace delineation. Herman Miller launched a new version of the Eames Shell Chair with recycled materials and a Herman Miller X Hay collaboration, showing how the company can leverage design expertise across its portfolio of brands.

As we continue to grow and expand as a company, we can have a greater impact on the communities where we live and work. With that in mind, we recently launched the MillerKnoll Foundation by bringing together the legacy foundations of Herman Miller and Knoll. The MillerKnoll Foundation has three overarching philanthropic goals: engaging underrepresented youth in art and design, advancing equity in MillerKnoll’s communities worldwide and doing more for our planet. In the months and years to come we expect to see this foundation make meaningful impacts locally, nationally, and globally.

We march into fiscal 2023 with pragmatism around short-term market shifts and optimism for our long-term growth prospects. We will continue to focus on what we can control and manage the business diligently. We have a capable and experienced management team to guide the business forward. Our team is committed to executing against the company’s five strategic priorities: bringing MillerKnoll to life, building a customer-centric ecosystem that is digitally enabled, accelerating profitable growth, attracting, retaining and developing world-class talent, and reinforcing our commitment to our People, our Planet, and our Communities.

Thank you for your continued support of our company. We look forward to continuing this journey with you.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Financial highlights for the three months ended September 3, 2022 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)[1]	Three Months Ended
	September 3, 2022		August 28, 2021
Net Sales	$1,078.8	100.0%	$789.7	100.0%
Cost of Sales	706.7	65.5%	512.0	64.8%
Gross Margin	372.1	34.5%	277.7	35.2%
Operating Expenses	309.7	28.7%	235.2	29.8%
Restructuring Expenses	0.5	—%	—	—%
Acquisition and Integration Charges	11.1	1.0%	95.1	12.0%
Operating Earnings (Loss)	50.8	4.7%	(52.6)	(6.7)%
Other Expenses, net	17.1	1.6%	18.0	2.3%
Earnings (Loss) Before Income Taxes and Equity Income	33.7	3.1%	(70.6)	(8.9)%
Income Tax Expense (Benefit)	6.3	0.6%	(10.7)	(1.4)%
Equity Income, net of tax	—	—%	0.1	—%
Net Earnings (Loss)	27.4	2.5%	(59.8)	(7.6)%
Net Earnings Attributable to Redeemable Noncontrolling Interests	1.6	0.1%	1.6	0.2%
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$25.8	2.4%	$(61.4)	(7.8)%

Amounts per Common Share Attributable to MillerKnoll, Inc.
Earnings (Loss) Per Share – Basic	$0.34		($0.92)
Weighted Average Basic Common Shares	75,482,572		66,302,214
Earnings (Loss) Per Share – Diluted	$0.34		($0.92)
Weighted Average Diluted Common Shares	76,266,966		66,302,214

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(Unaudited) (Dollars in millions)[1]	September 3, 2022	August 28, 2021
Cash (used in) provided by:
Operating activities	$(64.8)	$(51.7)
Investing activities	(10.2)	(1,104.7)
Financing activities	77.0	1,001.6
Effect of exchange rate changes	(16.5)	(6.5)
Net change in cash and cash equivalents	(14.5)	(161.3)
Cash and cash equivalents, beginning of period	230.3	396.4
Cash and cash equivalents, end of period	$215.8	$235.1

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)[1]	September 3, 2022	May 28, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$215.8	$230.3
Accounts receivable, net	338.5	348.9
Unbilled accounts receivable	33.8	32.0
Inventories, net	615.5	587.3
Prepaid expenses and other	127.6	119.4
Total current assets	1,331.2	1,317.9
Net property and equipment	559.5	581.5
Right of use assets	418.1	425.8
Other assets	2,138.6	2,188.8
Total Assets	$4,447.4	$4,514.0

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$303.2	$355.1
Short-term borrowings and current portion of long-term debt	28.7	29.3
Short-term lease liability	78.1	79.9
Accrued liabilities	363.0	413.1
Total current liabilities	773.0	877.4
Long-term debt	1,484.4	1,379.2
Lease liabilities	391.7	398.2
Other liabilities	322.8	325.2
Total Liabilities	2,971.9	2,980.0
Redeemable Noncontrolling Interests	100.7	106.9
Stockholders' Equity	1,374.8	1,427.1
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,447.4	$4,514.0

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, Adjusted Operating Expenses, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of purchased intangibles, acquisition and integration charges, debt extinguishment charges, restructuring expenses, other special charges or gains and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. These adjustments are described further below.

Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions and divestitures.

Amortization of purchased intangibles: Includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Acquisition and integration charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and expenses related to other cost reduction efforts or reorganization initiatives.

Debt extinguishment charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Restructuring charges: Include actions involving targeted workforce reductions.

Special charges: Special charges include certain costs arising as a direct result of the COVID-19 pandemic.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract ("Americas") segment includes the operations associated with the design, manufacture and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America. The International Contract and Specialty ("International & Specialty") segment includes the operations associated with the design, manufacture and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global operations of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles. The Global Retail ("Retail") segment includes global operations associated with the sale of modern design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment1

	Three Months Ended
	September 3, 2022		August 28, 2021
Americas
Net Sales	$537.4	100.0%	$381.3	100.0%
Gross Margin	144.2	26.8%	106.2	27.9%
Total Operating Expenses	123.8	23.0%	116.8	30.6%
Operating Earnings (Loss)	$20.4	3.8%	$(10.6)	(2.8)%

Adjustments
Acquisition and Integration Charges	2.9	0.5%	4.7	1.2%
Amortization of Purchased Intangibles	3.2	0.6%	18.3	4.8%
Adjusted Operating Earnings	$26.5	4.9%	$12.4	3.3%

International & Specialty
Net Sales	$272.5	100.0%	$167.1	100.0%
Gross Margin	113.4	41.6%	67.2	40.2%
Total Operating Expenses	85.5	31.4%	60.6	36.3%
Operating Earnings	$27.9	10.2%	$6.6	3.9%

Adjustments
Acquisition and Integration Charges	0.5	0.2%	—	—%
Amortization of Purchased Intangibles	2.0	0.7%	10.9	6.5%
Adjusted Operating Earnings	$30.4	11.2%	$17.5	10.5%

Retail
Net Sales	$268.9	100.0%	$241.3	100.0%
Gross Margin	114.5	42.6%	104.3	43.2%
Total Operating Expenses	96.7	36.0%	77.9	32.3%
Operating Earnings	$17.8	6.6%	$26.4	10.9%

Adjustments
Restructuring Charges	0.5	0.2%	—	—%
Acquisition and Integration Charges	0.2	0.1%	(0.2)	(0.1)%
Amortization of Purchased Intangibles	1.3	0.5%	3.3	1.4%
Adjusted Operating Earnings	$19.8	7.4%	$29.5	12.2%

Corporate
Operating Expenses	$15.3	—%	$75.0	—%
Operating (Loss)	$(15.3)	—%	$(75.0)	—%

Adjustments
Acquisition and Integration Charges	1.0	—%	64.4	—%
Adjusted Operating (Loss)	$(14.3)	—%	$(10.6)	—%

MillerKnoll, Inc.
Net Sales	$1,078.8	100.0%	$789.7	100.0%
Gross Margin	372.1	34.5%	277.7	35.2%
Total Operating Expenses	321.3	29.8%	330.3	41.8%
Operating Earnings (Loss)	$50.8	4.7%	$(52.6)	(6.7)%

Adjustments
Restructuring Charges	0.5	—%	—	—%
Acquisition and Integration Charges	4.6	0.4%	68.9	8.7%
Amortization of Purchased Intangibles	6.5	0.6%	32.5	4.1%
Adjusted Operating Earnings	$62.4	5.8%	$48.8	6.2%

B. Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share1

	Three Months Ended
	September 3, 2022	August 28, 2021
Earnings (Loss) per Share - Diluted	$0.34	$(0.92)

Add: Amortization of purchased intangibles	0.08	0.49
Add: Acquisition and integration charges	0.06	1.05
Add: Restructuring charges	0.01	—
Add: Special charges	—	(0.01)
Add: Debt extinguishment	—	0.20
Tax impact on adjustments	(0.05)	(0.31)
Adjusted Earnings per Share - Diluted	$0.44	$0.50
Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	76,266,966	66,302,214

C. Reconciliation of Gross Margin to Adjusted Gross Margin1

	Three Months Ended
	September 3, 2022		August 28, 2021
Gross Margin	$372.1	34.5%	$277.7	35.2%
Amortization of Purchased Intangibles	—	—%	6.3	0.8%
Adjusted Gross Margin	$372.1	34.5%	$284.0	36.0%

D. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended
	September 3, 2022		August 28, 2021
Operating Expenses	$321.3	29.8%	$330.3	41.8%
Restructuring Charges	0.5	—%	—	—%
Acquisition and Integration Charges	4.6	0.4%	68.9	8.7%
Amortization of Purchased Intangibles	6.5	0.6%	26.2	3.3%
Adjusted Operating Expenses	$309.7	28.7%	$235.2	29.8%

E. Organic Sales Growth by Segment

	Three Months Ended
	September 3, 2022
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$537.4	$272.5	$268.9	$1,078.8
% change from PY	40.9%	63.1%	11.4%	36.6%

Adjustments
Acquisition	(77.2)	(55.5)	(31.1)	(163.8)
Currency Translation Effects (1)	1.3	11.8	8.3	21.4
Impact of Extra Week in FY23	(27.4)	(11.6)	(13.7)	(52.7)
Net Sales, organic	$434.1	$217.2	$232.4	$883.7
% change from PY	14.7%	30.0%	(3.7)%	12.3%

	Three Months Ended
	August 28, 2021
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$381.3	$167.1	$241.3	$789.7

Adjustments
Dealer Divestitures	(2.9)	—	—	(2.9)
Net Sales, organic	$378.4	$167.1	$241.3	$786.8
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

F. Organic Order Growth by Segment

	Three Months Ended
	September 3, 2022
	Americas	International & Specialty	Retail	Total
Orders, as reported	$511.3	$252.4	$249.4	$1,013.1
% change from PY	3.2%	30.8%	9.3%	10.5%

Adjustments
Acquisition	(80.3)	(57.5)	(32.3)	(170.1)
Currency Translation Effects (1)	0.8	9.9	5.8	16.5
Impact of Extra Week in FY23	(24.0)	(10.3)	(12.4)	(46.7)
Orders, organic	$407.8	$194.5	$210.5	$812.8
% change from PY	(17.2)%	0.8%	(7.7)%	(11.0)%

	Three Months Ended
	August 28, 2021
	Americas	International & Specialty	Retail	Total
Orders, as reported	$495.4	$193.0	$228.1	$916.5

Adjustments
Dealer Divestitures	(2.9)	—	—	(2.9)
Orders, organic	$492.5	$193.0	$228.1	$913.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

G. Design Within Reach Studio Metrics

	Studio Count		Studio Selling Square Footage
	Three Months Ended		Three Months Ended
	9/3/22	8/28/21	9/3/22	8/28/21
Beginning of Period	35	35	375,557	378,252
Studio Openings	1	—	6,100	—
Studio Closings	—	—	—	—
End of Period	36	35	381,657	378,252
Comparable Studios, End of Period*	34	34
Non-Comparable Studios, End of Period	2	1
DWR Comparable Brand Sales*	0.8%	53.9%

*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet stores, call center and wholesale channels.

H. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q2 FY2023
Net Sales	$1,027 million to $1,067 million
Gross Margin %	34.3% to 35.3%
Operating Expenses	$297 million to $307 million
Interest and Other Expense, Net	$17.5 million to $18.5 million
Effective Tax Rate	22% to 24%
Adjusted Earnings per Share - Diluted	$0.39 to $0.45

Q&A Webcast
The Company will host a live webcast to discuss the results of the first quarter of fiscal 2023 on Wednesday, September 28, 2022, at 5:30 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollTextiles, Maars Living Walls, Maharam, Muuto, naughtone, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the transaction, the anticipated impact of the transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the transaction, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: general economic conditions; the impact of and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and market of public health crises, such as pandemics and epidemics; risks related to the additional debt incurred in connection with the merger; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the merger will be more costly to realize than expected; the effect of the announcement of the merger on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.